Exhibit F-2(a)

                     [Letterhead of Ryan, Russell, Ogden & Seltzer LLP]



                                December 11, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:   GPU, Inc., et al.
                  Declaration on Form U-1
                  SEC File No. 70-8937
                  --------------------

Ladies and Gentlemen:

            We have examined Post-Effective Amendment No. 1, dated September 19, 2000, to the Declaration on Form U-1, dated October 18, 1996, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by GPU, Inc. ("GPU"), GPU Service, Inc. and GPU International, Inc., with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70-8937, and as to be amended by Post-Effective Amendment No. 2 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as thus to be amended, is hereinafter referred to as the "Declaration.")

            The Declaration requests authority for GPU to guarantee the debt and other obligations of its direct and indirect subsidiaries that engage in brokering and marketing of electricity, natural gas and other energy commodities throughout the United States from time to time through December 31, 2003, in an aggregate principal amount of up to $150 million (the guarantee agreements being referred to herein as "Guarantees").

            We have examined copies, signed, certified or otherwise proven to our satisfaction of the charter documents and by-laws of GPU. We have also examined such other documents, instruments and agreements and have made such further investigation as we have deemed necessary as a basis for this opinion.

            We have been counsel to GPU for many years. We are members of the Bar of the Commonwealth of Pennsylvania and do not purport to be expert in the laws of any other jurisdiction.

Securities and Exchange Commission
December 11, 2000

Page 2



            Based upon the foregoing, we are of the opinion, insofar as matters of Pennsylvania law are concerned, that,


                  (a) all Pennsylvania laws applicable to the proposed transactions have been complied with (except that we express no view with respect to any state "blue sky" or securities laws that will have been complied with); and

                  (b) GPU is validly organized and duly subsisting in the Commonwealth of Pennsylvania.

            We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

                                 Very truly yours,


                                 RYAN, RUSSELL, OGDEN & SELTZER LLP